Exhibit 99.1

Valero moves allow it to buy Kaneb

By Rick Jurgens

CONTRA COSTA TIMES

Valero Energy Corp., owner of one of Northern California’s five oil refineries, has agreed to build new storage tanks and sell strategic oil terminals in Richmond and Martinez in exchange for regulators’ approval of its $2.25 billion deal to buy Kaneb, the current owner of those facilities.

“Additional storage is crucial to fostering additional competition in Northern California,” said Tom Dresslar, a spokesman for California Attorney General Bill Lockyer.

With the average price of a gallon of gasoline parked north of $2.30 throughout the East Bay, regulators and consumers want to boost competition in a wholesale market dominated by a handful of refiners, pipeline and terminal owners.

But as California’s growing demand for gasoline and other fuel continues to outpace additions to the capacity of the state’s 13 refineries, new competition largely comes from out-of-state refiners who choose to ship refined products here.

Jay McKeeman, executive vice president of the California Independent Oil Marketers Association, said that his organization “was concerned about the potential for Valero to have fundamentally a lock grip on independent fuel sources coming into the Bay Area.”

The Kaneb terminals are the only remaining major oil terminal and storage facilities not already owned by one of the region’s five refiners: Valero, Chevron, Shell, Tesoro and ConocoPhillips. With no major pipelines to bring gasoline into the state, those terminals — which can unload and store fuel delivered by ocean-going tankers — could be strategic choke points facing out-of-state refiners.

Regulators alleged that with Kaneb in hand Valero would control too much access to the Kinder Morgan pipeline system that moves petroleum products throughout this region, and would control all imports of ethanol, an important gasoline additive.

Regulators crafted two deals to crimp Valero’s power over the market. On May 27, the San Antonio-based company, which has another deal pending that would make it the nation’s largest oil refiner, announced that to clear the way for its Kaneb purchase it had agreed with the U.S. Federal Trade Commission to find a new owner for the Richmond and Martinez properties.

Valero said Tuesday that it expected the revised Kaneb deal to boost its profits and to quickly find a buyer for the divested assets “at a favorable price.”

Pacific Energy Partners, a Long Beach company that is seeking a permit to build a new oil terminal at the Port of Los Angeles, is interested in acquiring the Bay Area facilities, said David Wright, Pacific’s executive vice president for corporate development. Wright said he could not comment further because of a confidentiality agreement. Pacific Energy is a publicly traded partnership operated by a unit of Lehman Brothers Merchant Banking Group.

Then, on Wednesday, Valero entered a separate consent order with Lockyer that reaffirmed its divestiture commitment and agreed to build new storage tanks at its Benicia refinery with a capacity for 900,000 barrels. That would free up capacity Valero now uses at the Richmond and Martinez facilities which, with tanks that can hold 7.5 million barrels of oil, comprise about 15 percent of the region’s bulk storage capacity. The new capacity, regulators hope, would induce out-of-state competitors to take the risk of shipping and storing gasoline here.

Because Valero has three years to build those tanks, they won’t offer any immediate relief to high gas prices, said David Hackett, president of Stillwater Associates, an energy consultant.

But McKeeman said that eventually the additional storage would help keep Northern California “a little bit in a comfort zone in term of not having (a price jump) every time a refinery burps or sneezes.”

“It’s good to have more competition in the industry,” said Dennis DeCota, executive director of the California Service Station and Auto Repair Association. That association has opposed Valero’s bid to acquire Premcor, another refiner, in a pending $8 billion deal that would boost Valero to the top of the nation’s refining pyramid.

Decota said that the Kaneb deal would not directly affect his members.

Valero will use a partnership it controls to acquire the two corporate entities that comprise Kaneb in a transaction it now expects to close on July 1. Limited partnerships offer tax breaks to owners of pipelines, which comprise the bulk of Kaneb’s assets.

Valero will get to keep two smaller terminal and storage facilities in Stockton and Selby, near Rodeo, but the terminal operators will be required to withhold from their corporate parent sensitive competitive information gathered from customers.

The FTC found that Valero’s acquisition of Kaneb would also reduce competition in Colorado and in the greater Philadelphia area, and ordered Valero to divest a Colorado pipeline and three Philadelphia-area terminals.

A recent California Energy Commission study estimated that enough new storage capacity in the Bay Area is planned or permitted to absorb expectations for normal growth in fuel imports through 2025, but that 700,000 additional barrels could be needed to accommodate a high-growth scenario.